EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


                                         Jurisdiction of              Other Names under which
Subsidiaries of the Company               Incorporation               Subsidiary does Business

Creek Road Equities, Inc.                   Delaware                            N/A

Creek Road Properties, Inc.
 (a subsidiary of Creek Road Equities)      Delaware                            N/A